UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
____________________

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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 25, 2023, LifeVantage Corporation issued the following press release:
LIFEVANTAGE FILES DEFINITIVE PROXY STATEMENT
Issues Letter to Stockholders Highlighting the Company’s Transformation and Progress with LV360 Plan
Board Comments on the Radoff-Sudbury Group’s Distracting and Costly Campaign to Remove and Replace Highly Qualified, Experienced Directors, Giving them Outsized and Unwarranted Representation on the Board
Board Urges Stockholders to Vote on the WHITE Universal Proxy Card “FOR” LifeVantage’s Seven Highly Qualified Director Candidates
Salt Lake City, UT, September 25, 2023 (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), a leading health and wellness company with products designed to activate optimal health processes, filed its definitive proxy statement on September 22, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2024 annual meeting of stockholders (the “Annual Meeting”), which is scheduled to be held on November 6, 2023. Stockholders as of the close of business on September 27, 2023 will be entitled to vote at the Annual Meeting.
LifeVantage today also sent a letter to stockholders. In the letter, the Company highlights:
•CEO Steve Fife’s continued execution of the LV360 plan, which is delivering value to ALL LifeVantage stockholders—since the announcement of LV360, LifeVantage shares have outperformed the Russell 2000 Index and its Peer Median by 71.9 and 82.9 percent, respectively;
•The Company’s balanced capital allocation strategy that is returning value to stockholders through share repurchases, regular dividends and a special dividend;
•Our commitment to Board refreshment, including appointing five of the Board’s current directors since 2017;
•Repeated engagements with the Radoff-Sudbury Group to avoid a distracting proxy fight; and
•The Radoff-Sudbury Group is seeking outsized board representation (40% of the Board relative to a 12% ownership stake). They are also threatening to replace three of our highly qualified directors with candidates with apparently inferior skillsets and potential conflicts of interest, whose only articulated plans to-date are already being implemented by the Company.
LifeVantage is continuing to execute on its LV360 plan—a plan that is working and is delivering value to all LifeVantage stockholders. Protect your investment and reject all three nominees proposed by the Radoff-Sudbury Group by voting the WHITE universal proxy card today “FOR” each of the Company’s seven nominees.
The LifeVantage Board Recommends Stockholders
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The full text of the letter follows:
September 25, 2023
Dear Fellow Stockholders,
At this year’s annual meeting of stockholders (the “Annual Meeting”) of LifeVantage Corporation (“LifeVantage” or the “Company”) you will be faced with an important choice that we believe will determine the future of your investment in LifeVantage. We believe that we have created a dynamic business model and positioned the Company for significant growth and improving profitability while maintaining a prudent and balanced capital allocation strategy. We are excited by the tremendous progress we have made with our strategic transformation, including the execution of our LV360 plan, as detailed in this letter.
Unfortunately, Bradley L. Radoff (“Radoff”) and Sudbury Capital Fund, LP (collectively with the other participants in their solicitation, the “Radoff-Sudbury Group”) is trying to derail our progress by attempting to replace 40% of our board of directors (the “Board”), which would give the Radoff-Sudbury Group excessive influence compared to its approximately 12% ownership stake in LifeVantage and would replace strong, independent directors with inferior, conflicted ones. The Radoff-Sudbury Group’s nominees have, in our opinion, inferior skillsets and track records and lack plans for our business beyond the strategies the Board had already set in place long before this proxy fight started.
The Annual Meeting will be held on November 6, 2023. You can vote by following the instructions on the enclosed WHITE universal proxy card and promptly submitting your proxy by Internet or mail as described on the WHITE universal proxy card.

Our Proactive Steps Are Driving Strong Results and Delivering Stockholder Returns

Three years ago, the Company was facing an uncertain future. The Company’s business model needed to evolve as the direct selling market was rapidly changing. The management team at the time was underperforming and lacked the skills and strategic vision necessary for the future. The Board itself also recognized that it lacked the skills and perspectives amongst its directors to help guide management in navigating this fast-evolving environment. In response, your Board took decisive action to proactively address these challenges by:
✓    Accelerating and enhancing its refreshment process, adding new skills and diverse perspectives to the boardroom;
✓    Overhauling the management team, starting with appointing a new CEO;
✓    Overseeing the launch of a new strategic plan; and
✓    Guiding management to develop and implement a capital allocation strategy that balanced the necessary investments in the business, while also prudently returning capital to stockholders.

Additionally, the refreshed Board oversaw the development and execution of LV360, the Company’s strategic transformation plan, which was announced in early 2023. Those changes are working and they are delivering stockholder returns. Since the announcement of LV360 (described below), on January 18,
The LifeVantage Board Recommends Stockholders
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2023, through September 8, 2023, LifeVantage shares have outperformed the Russell 2000 Index and its Peer Median1 by 71.9 and 82.9 percentage points, respectively.

SHARE PRICE RETURN SINCE LV360 ANNOUNCEMENT
1.2
1
0.8
0.6
0.4
0.2
0
-0.2
-0.4
1/18/2023
2/1/2023
2/15/2023
3/1/2023
3/15/2023
3/29/2023
4/12/2023
4/26/2023
5/10/2023
5/24/2023
6/7/2023
6/21/2023
7/5/2023
7/19/2023
8/2/2023
8/16/2023
8/30/2023
ANNOUNCED LV360 PLAN
LAUNCHED LV360 PLAN
ANNOUNCED Q3 EARNINGS
ANNOUNCED Q4 EARNINGS
LifeVantage
Russell 2000
Peer Median

Source: Factset

LV360 Strategic Transformation
The execution of LV360 is focused on six main categories:
1.Product – Attract and retain new consumers with modern branding and exciting products that fit consumer demand, are aligned with macro tailwinds, meet true health needs and are positioned for social amplification.
2.Social – Inspire a growing, engaged and connected community that encourages wellness enthusiasts to continuously feel better, fuel their purpose and celebrate what it means to “live activated”.
3.Compensation – A modernized “Evolve Compensation Plan” helps new consultants earn faster, enables work flexibility and gives them the ability to earn from both sales to customers and also through building a team of consultants, who in turn, sell products.
4.Consumer Experience – Launch Rewards Circle, a customer loyalty program that builds trust, creates positive experiences and provides compelling motivation for placing repeat orders.
5.Digital – Create a connected, digital-first culture to enhance customer relationships and support the consultant experience.
1 LifeVantage’s channel peer group consists of the following public companies: Herbalife, Nu Skin Enterprises, Nature’s Sunshine Products, Mannatech and USANA Health Services.
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6.One LifeVantage Community – Grow the community of those positively impacted by LifeVantage by entering new markets, growing existing markets and leaving a legacy of a better world for all.
Not only is the Board’s oversight of this enhanced strategy delivering returns to all LifeVantage stockholders, the Company’s profitability has significantly improved since management began executing the plan. Adjusted EBITDA margins are firmly on track to reach our stated long-term target of double-digits. Fourth quarter 2023 Adjusted EBITDA increased 179% year-over-year to $4.8 million and our Adjusted EBITDA margins were 8.9%, up 550 basis points versus a year earlier.2

Prudent and Balanced Capital Allocation
During the early execution phases of the LV360 plan, the Company took a conservative approach to cash management. The Company maintained a debt-free and cash positive position while we launched LV360 to ensure that we responsibly managed the risks associated with the strategic transformation. As the LV360 plan began producing robust results, LifeVantage has increased its efforts to return capital to stockholders:
✓    Since the announcement of LV360 through June 30, 2023, LifeVantage has repurchased $0.8 million of its shares representing 11.4% of operating cash flow (between January 1, 2023 and June 30, 2023), reducing shares outstanding by 1.4%, net of additions;
✓    LifeVantage initiated a quarterly cash dividend beginning in May 2022, which increased by 16.7% to $0.035 per share in May 2023; and
✓    On August 28, 2023, LifeVantage announced a special, one-time cash dividend of $0.40 per share, payable on September 22, 2023 to stockholders of record as of the close of business on September 8, 2023, which represents, in the aggregate, approximately $5 million returned to stockholders.

“Best in Class” Corporate Governance
LifeVantage’s growth is supported by strong, stockholder-aligned corporate governance, which is more investor friendly than that of our key peers:

2 Please see LifeVantage’s “Statement regarding use of non-GAAP financial measures” below for more information.
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    Source: Factset

The Radoff-Sudbury Group’s Proxy Contest is Unnecessary
From mid-2021 through August 9, 2023 (the day the Radoff-Sudbury Group submitted their director nominations), LifeVantage executives and Board members sought proactive and constructive engagement with the Radoff-Sudbury Group, having held a combined fifteen calls/meetings with Radoff and Dayton Judd (“Judd”). LifeVantage has listened to their views and values their feedback.
In Radoff’s initial Schedule 13D filing on May 15, 2023, Radoff voiced his concerns about profit margins, capital allocation and Board refreshment. However, our efforts to improve margins and capital allocation were already well underway at the time of Radoff’s filing. Our 4th Quarter 2023 Adjusted EBITDA margins were 8.9%, up 550 basis points versus a year earlier.3 We have also announced a special dividend of $0.40 a share, and a quarterly dividend of $0.035 per share.
In an attempt to avoid an unnecessary and costly proxy fight, LifeVantage put forward a constructive proposal to settle, which included incumbent director, Garry Mauro, no longer serving as Chair of the Board after the Annual Meeting, two directors retiring over the next several years and a collaborative search for two new directors. The Radoff-Sudbury Group rejected our settlement offers and refused to negotiate unless Garry Mauro and Michael Beindorff first agreed to leave the Board.
At no point during our extensive conversations have Radoff or Judd offered any alternative plans to create value. Quite the contrary, Radoff and Judd have even acknowledged LifeVantage’s positive results since announcing the LV360 plan. Yet, they are seeking to replace three of our highly-qualified Board members (40% of our Board) including Garry Mauro, Michael Beindorff, who chairs our Compensation Committee and Darwin Lewis, who chairs our Audit Committee. These directors have been instrumental in guiding LifeVantage through its transformational changes, and those changes remain ongoing.
3 Please see LifeVantage’s “Statement regarding use of non-GAAP financial measures” below for more information.
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Moreover, two of the Radoff-Sudbury Group nominees, Michael Lohner and Judd, work at competing businesses—Lohner as a board member of Direct Selling Acquisition Corp. and Judd as Chair and CEO of FitLife Brands, Inc. Judd’s investment advisory firm Sudbury Capital Fund, LP also owns 7.4% of Mannatech, a direct competitor of LifeVantage. We believe these positions will compromise their independence and impair their abilities to objectively represent all LifeVantage stockholders before any conflicted interests they may have.
In addition to these potential conflicts of interest, the Radoff-Sudbury Group’s candidates’ qualifications pale in comparison to those of the directors they are seeking to oust. The mixed track record of the Radoff-Sudbury Group’s nominees on other company boards and management teams does not give confidence that the Radoff-Sudbury Group nominees will create value. On the other hand, the strategy the Board is currently overseeing is already working—and it is clearly delivering value to all LifeVantage stockholders.

Board and Management Refreshment
Our Board has a healthy mix of longer, medium and shorter tenures, which enables the sharing of institutional knowledge, allows for fresh perspectives and allows the Board to have independent oversight of management, yet has a productive and collaborative relationship with it.
•Since 2017, LifeVantage has replaced five directors and appointed five current directors to the Board. These directors have brought highly relevant perspectives and diverse experience around growth strategy, fiscal discipline and direct selling experience:
✓    Ray Greer (February 2017)
✓    Darwin Lewis (February 2017)
✓    Erin Brockovich (May 2019)
✓    Steven Fife (February 2021)
✓    Cynthia Latham (February 2022)

•Since Vinayak Hegde left the Board, the Board has been seeking to add a new director with a strong background in digital marketing and ecommerce. Our aim to find a candidate with those skillsets has been consistently communicated to the Radoff-Sudbury Group.
•LifeVantage’s average Board tenure (6.5 years) is lower than the average of its peer group (7 years), reflecting the Board’s commitment to regular Board refreshment, and as noted above, properly balances a mix of more-tenured and newer directors to provide a constructive dialogue in the boardroom.
Board refreshment is ongoing. During Garry Mauro’s tenure as Chair, he has been purposeful in overseeing a robust and regular director evaluation program and has engaged with third-party recruiters to identify and attract independent directors with the skills needed to meet the evolving needs of the Company.
As a result of this strategic refreshment, the Board is composed of experienced, engaged and diverse directors, with the relevant skills to oversee the continued execution of the LV360 plan. We believe that the skills and knowledge base of our Board is far stronger than that of the Radoff-Sudbury Group’s nominees.
The LifeVantage Board Recommends Stockholders
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Specifically, Darwin Lewis brings extensive experience from a global Fortune 500 consumer goods company as the Global Chief Customer Officer managing sales and extensive international experience as General Manager of both Greater China and Canada at SC Johnson & Son, Inc.; Garry Mauro brings extensive legal, political and governmental experience and has deep experience with sustainability and environmental initiatives; and Michael Beindorff brings long-term experience in senior leadership roles in numerous sectors, including wellness, consumer packaged goods as head of US marketing and global advertising at The Coca-Cola Company (“Coca-Cola”) and as Executive Vice President of Marketing, Product and Operations at VISA with a proven track record of excellence in brand management and technology transformation.
Beyond our Board strength, the Board has also brought renewed energy and strategic focus to the executive team. In February 2021, the Company appointed Steven Fife as Chief Executive Officer as part of a comprehensive C-Suite refresh that also included the appointments of Alissa Neufeld as Secretary & General Counsel (2021), Carl Aure as Chief Financial Officer (2021), Julie Boyster as Chief Marketing Officer (2022), Rob Harris as Chief Digital Officer (2022), Kristen Cunningham as Chief Sales Officer (2022) and Michelle Oborn as Chief People Officer (2022).

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Now is not the time to change direction as the strategy gains momentum and clear results. Stockholders must make their voices heard and ensure that all LifeVantage stockholders continue to benefit from the results being delivered by the Company’s current strategy, which is being carefully overseen by this Board. Protect your investment by voting the WHITE universal proxy card today “FOR” each of the Company’s seven highly qualified and experienced nominees.
We encourage stockholders to disregard any blue universal proxy card sent to you by the Radoff-Sudbury Group. Only your latest dated proxy card will count at the Annual Meeting.
Stockholders who have any questions or need assistance voting their shares may contact the Company’s proxy solicitor Morrow Sodali LLC at (800) 662-5200 or LFVN.info@investor.morrowsodali.com.
Thank you for your support and investment in LifeVantage as we continue to create value on behalf of all stakeholders.
Sincerely,
The LifeVantage Board of Directors
The LifeVantage Board Recommends Stockholders
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About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement and a WHITE universal proxy card with the SEC on September 22, 2023 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT,
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ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at investor.lifevantage.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended June 30, 2023, filed on August 28, 2023. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also be available at no charge on the Company’s website at investor.lifevantage.com/financial-information/sec-filings.
Statement About Non-GAAP Financial Measures
This letter includes information about certain financial measures that are not prepared in accordance with GAAP, including Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin. We define Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments and Non-GAAP Adjusted EBITDA margin as Non-GAAP Adjusted EBITDA divided by total revenue. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing stockholder value; and (iii) we use Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The table set forth below presents reconciliation of Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com
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Media Relations Contact:
Dan McDermott, ICR
Dan.McDermott@icrinc.com

The LifeVantage Board Recommends Stockholders
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LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:
(Unaudited)

Three Months Ended June 30,			
	2023		2022	
(In thousands)				
GAAP Net income	$	1,966	$	(1,416)
Interest (income) expense		(107)		-
Provision for income taxes		590		423
Depreciation and amortization[1]		901		818
Non-GAAP EBITDA:		3,350		(175)
Adjustments:				
Stock compensation expense		946		406
Other expense, net		154		284
Impairment of investment		-		2,205
Other adjustments[2]		368		(996)
Total adjustments		1,468		1,899
Non-GAAP Adjusted EBITDA	$	4,818	$	1,724

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the year ended June 30, 2023.

(2) Other adjustments breakout:		
Class-action lawsuit expenses, net of insurance reimbursement	-	(996)
Executive team litigation and key management severance expenses, net	358	-
Lease abandonment	10	-
Total adjustments	368	(996)

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